Exhibit 99.1

FAT Brands Announces Planned Acquisition of Johnny Rockets

Global Franchisor To Beef Up Burger Portfolio with World-Wide All-American Restaurant Chain

LOS ANGELES—(August 13, 2020) FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) announced today that it has agreed to acquire the Johnny Rockets restaurant chain from an affiliate of private equity firm Sun Capital Partners, Inc. for approximately $25 million. The deal will be funded through cash on hand and proceeds generated from the Company’s securitization facility. The purchase is expected to be completed in September 2020. With the acquisition of Johnny Rockets, FAT Brands will have more than 700 franchised and company owned restaurants around the globe with annual system-wide sales exceeding $700 million.

Johnny Rockets was founded in 1986 with its first location on the iconic Melrose Avenue in Los Angeles, California. Known for its 1950s diner style décor, the chain serves up freshly-made, classic burgers and indulgent, hand-spun real ice cream shakes. Johnny Rockets currently has over 325 locations across the U.S. and internationally, including 9 company owned locations.

“FAT Brands is delighted to carry the torch from the affiliate of Sun Capital Partners, Inc., a global private equity leader with deep investment and operational experience, and run hard,” said Andy Wiederhorn, President and CEO of FAT Brands. “Similar to Fatburger, Johnny Rockets got its start in Los Angeles, and we couldn’t be more pleased to add another true staple in our home city to our portfolio. This acquisition is a transformative event for FAT Brands in terms of scale and brand awareness. We see a lot of synergy with Johnny Rockets and our current restaurant concepts and we are eager to take the brand to new heights.”

Duff & Phelps served as financial advisor to Sun Capital Partners, Inc. and Morgan, Lewis & Bockius LLP acted as legal counsel to Sun Capital Partners, Inc., Loeb & Loeb LLP acted as legal counsel to FAT Brands and Andersen Tax LLC served as tax advisor to FAT Brands Inc.

For more information, please visit www.fatbrands.com.

Management’s Prepared Remarks

FAT Brands will host management’s prepared remarks at 9:00 AM ET today, Thursday, August 13th, accessible via webcast at www.fatbrands.com under the “invest” section or via phone by dialing 1-877-705-6003. A replay will be available after the call until August 20th, 2020, and can be accessed by dialing 1-844-512-2921. The passcode is 13708482.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns eight restaurant brands: Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 375 units worldwide. For more information, please visit www.fatbrands.com.

About Johnny Rockets

Founded in 1986 on iconic Melrose Avenue in Los Angeles, Johnny Rockets is a world-renowned, international restaurant franchise that offers high quality, innovative menu items including items including Certified Angus Beef® cooked-to-order hamburgers, Boca Burger®, chicken sandwiches, crispy fries and rich, delicious hand-spun shakes and malts. With nearly 325 franchise and corporate locations in over 25 countries around the globe, this dynamic lifestyle brand offers friendly service and upbeat music contributing to the chain’s signature atmosphere of relaxed, casual fun. To learn more about the Johnny Rockets brand, please visit the brand website at www.johnnyrockets.com, or follow us on Facebook, Twitter and Instagram.

About Sun Capital Partners, Inc.

In 2020, Sun Capital Partners, Inc. celebrates 25 years of investing; identifying companies’ untapped potential, and accelerating value through operational excellence. Since 1995, Sun Capital has invested in more than 375 companies worldwide with revenues in excess of $50 billion across a broad range of industries and transaction structures. Over the quarter century, the Firm has built a reputation as a trusted partner recognized for its investment and operational experience, including particular expertise in Business and Consumer Services, Healthcare, Industrial and Consumer sectors. Sun Capital has offices in Boca Raton, Los Angeles and New York, and an affiliate with offices in London.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial performance and growth of the Company and Johnny Rockets, the Company’s ability to complete the acquisition of Johnny Rockets, the Company’s ability to leverage its expertise and infrastructure and successfully integrate and exploit the synergies of the acquisition, and the Company’s ability to conduct future accretive acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control and which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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Contacts

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

Investor Relations:

ICR

Ashley DeSimone

IR-FATBrands@icrinc.com

646-677-1827